Press Release #201625	FOR IMMEDIATE RELEASE	December 7, 2016

Enertopia Signs International Lithium Technology Agreement

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has signed the Definitive Commercialization Agreement with Genesis Water Technologies, Inc. (“GWT”) in revolutionizing Lithium processing technology that could change the current footprint in the Lithium brine industry.

Upon closing the Definitive Commercialization Agreement GWT and Enertopia will start the bench test of brine samples to confirm the feasibility study results previously announced on June 28, 2016. By using GWT’s patent pending recovery technology there is significant evidence that Lithium can be recovered at a cost and environmental footprint that are respectively both significantly lower and smaller than today’s current industry standards.

Key points of the Exclusive Commercialization Agreement are:

•

Enertopia to pay within 30 days to GWT $10,000 for the bench testing of four lithium brine samples to confirm the June 2016 feasibility report. Upon successful independent 3rd party lab testing of the bench test results, final location will be confirmed for permitting and construction of 50 gpm test pilot facility which will take approximately three months to build.

•	Upon successful test pilot facility results, start the construction of commercial Lithium recovery production facility.
•

GWT has granted Enertopia exclusive rights and relicensing rights to the usage of GWT’s patent pending technology covering United States of America, Argentina, Bolivia and Chile as per the Commercialization Agreement in return for 10 per cent of net sales royalty payments for battery grade Lithium Carbonate Li2CO3 produced.

•	In order to maintain its exclusive rights, Enertopia will need to make the following minimal payments to GWT on the anniversary of signing the definitive agreement:
o	On or before December 6, 2017, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $50,000;
o	On or before December 6, 2018, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $150,000;
o	On or before December 6, 2019, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $200,000;
o	For 2019 to 2023, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $200,000 per annum.
o

Right of first refusal to renew exclusive rights and relicensing rights for another 10 years after the first seven year licensing period on the same net sales terms as those of 2023 or $250,000 per annum.

“Genesis Water Technologies looks forward to the results of our bench testing program and advancing to the pilot and full commercial production stage with Enertopia,” Stated Nick Nicholas of Genesis Water Technologies Inc.

“Enertopia is excited with concluding the Definitive Agreement and moving forward to the bench test results expected in early 2017. Enertopia looks forward to the second phase exploration work at our Nevada Lithium brine projects and continuing due diligence in the mineral sector. Modern technology is revolutionizing ways and providing a better way to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution and taking part in what is turning into a quantum shift in energy storage and ground transportation,” Stated President and CEO Robert McAllister

About Genesis Water Technologies:
|Genesis Water Technologies, Inc. is a USA based manufacturer of advanced, innovative and sustainable treatment solutions for applications in process water, drinking water, water reuse and waste water for the energy, agriculture processing, industrial, municipal infrastructure, and building/hotel sectors. For additional information, please visit genesiswatertech.com

About Enertopia Corp:
Enertopia is exploring a portfolio of three prospective lithium projects in Nevada, and concurrently working with water purification technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining or technology projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the patent pending mobile brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release